Exhibit 11

                   AMERICAN WOODMARK CORPORATION
                 Computation of Earnings Per Share
              (in thousands, except per share amounts


                                   Fiscal Year Ended April 30
                                   --------------------------
                                   1998        1997       1996
                                   ----        ----       ----
Net income                       $13,031     $10,548     $3,846
Divided by weighted average
 common shares outstanding
      Basic                        7,753       7,673      7,595
      Diluted                      7,908       7,797      7,645

Earnings per share
      Basic                        $1.68       $1.37      $0.51
      Diluted                      $1.65       $1.35      $0.50

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